Exhibit (d)(2)

TIAA-CREF Life Insurance Company 730 Third Avenue New York, NY 10017-3206 212 490-9000 1 800 223-1200

Policy Endorsement

IMPORTANT

PLEASE ATTACH A COPY OF THIS PAGE TO YOUR POLICY

Policyowner Name                                                  Policy Number                                     .

As per your request dated,                      effective,                     , the following policy changes have been recorded and have been made a part of your policy.

[Change in Death Benefit Option]

[The Death Benefit option has been changed to Option A and the Face Amount has been changed to $                    ]

[Change in the Face Amount]

[Your death Benefit has been {increased] [decrease} and now is $                    ]

[The Protection Percentage on your Estate Transfer Protection Rider has been changed to                     ]

[Changes in policy benefits and values]

[Your policy has been revised to reflect the termination of the [Waiver of Monthly Charges Rider}

[Level Cost of Insurance Endorsement, Overloan Protection Rider, Estate Transfer Protection Rider]

[On                     , we processed your request for a withdrawal in the amount of $[                    ]

This withdrawal had the following effect on your policy

]